MIM Corporation
                               100 Clearbrook Road
                               Elmsford, NY 10523
                                 (914) 460-1600

                                                                  March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549-0408


Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

MIM Corporation has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of MIM Corporation and subsidiaries as of December 31, 2001 and 2000, and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,

MIM Corporation

By:    /s/ Barry A. Posner
       ----------------------------
       Barry A. Posner
       Executive Vice President &
       General Counsel